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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                       (Amendment No. ______________)*


                            Business Objects S.A.
--------------------------------------------------------------------------------
                              (Name of Issuer)


Ordinary Shares, nominal value one French Franc per Ordinary Share ("Ordinary
             Shares"), represented by American Depository Shares
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 1232 8X 107
--------------------------------------------------------------------------------
                               (CUSIP Number)


                              December 31, 1998
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      X   Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                               Page 1 of 4 pages

  CUSIP No. 1232 8X 107

------------------------------------------------------------------------------
      Names of Reporting Persons.
 1    I.R.S. Identification Nos. of above persons (entities only).
      Denis Payre
      (No Social Security or I.R.S. Identification Number)
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2    (a) [_]  Not Applicable
      (b) [_]

------------------------------------------------------------------------------
      SEC Use Only
 3

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4
      France

------------------------------------------------------------------------------
                          Sole Voting Power
                     5
     Number of            209,000

      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6
                          -0-
     Owned by
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7
    Reporting             209,000

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With          8
                          -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9
      209,000

------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
10    Instructions)

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11
      0.1%

------------------------------------------------------------------------------
      Type of Reporting Persons (See Instructions)
12
      IN

------------------------------------------------------------------------------

                               Page 2 of 4 pages

CUSIP No. 1232 8X 107

Item 1.

    (a)   Name of Issuer                Business Objects S.A.

    (b)   Address of Issuer's Principal Executive Offices         1 Square Chaptal, 92300 Levallois - Perret, France

Item 2.

    (a)   Name of Person Filing         Denis Payre

    (b)   Address of Principal Business Office or, if none, Residence    3 Allee du Cloitre
                                                                         1000 Brussels
                                                                         Belgium

    (c)   Citizenship                   France

    (d)   Title of Class of Securities                            Ordinary Shares

    (e)   CUSIP Number                  Not Applicable

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                                        Not Applicable

Item 4.   Ownership

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)   Amount of beneficially owed:  209,000 shares
                                        --------------
    (b)   Percent of class:  0.1%
                             ----
    (c)   Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote  209,000
                                                            -------

           (ii)   Shared power to vote or to direct the vote  -0-
                                                              ---

           (iii)  Sole power to dispose or to direct the disposition of  209,000
                                                                         -------

           (iv)   Shared power to dispose or to direct the disposition of  -0-
                                                                           ---

Item 5.   Ownership of Five Percent or Less of a Class


    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Instruction:  Dissolution of a group requires a response to this item.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               Not Applicable

Item 8.   Identification and Classification of Members of the Group

               Not Applicable

Item 9.   Notice of Dissolution of Group

               Not Applicable

                               Page 3 of 4 pages

CUSIP No. 1232 8X 107


Item 10.  Certification


                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.



                                       February 13, 1999
                                       -----------------------------------
                                                       Date


                                       /s/ Denis Payre
                                       -----------------------------------
                                                     Signature


                                       Denis Payre/Shareholder
                                       -----------------------------------
                                                     Name/Title

                               Page 4 of 4 pages